Exhibit 99.1

CorMedix Inc. 2014 Year in Review

Dear Shareholders and Investors,

CorMedix Inc. is providing a review of our 2014 business accomplishments and an outline our 2015 company objectives.

Over the last couple of years, CorMedix has evolved into a commercial stage specialty pharmaceutical company. Our foundational technology prevents infection and clotting that commonly occur with the use of central venous catheters.  Neutrolin®, a novel formulation of taurolidine, citrate and heparin with 1,000 u/ml, is a first in class catheter lock solution that prevents both infection and clotting problems associated with the use of chronic central venous catheters without increasing microbial resistance.  We believe Neutrolin truly is an important advance, with the potential to impact medical practice in major specialty therapeutic classes such as renal, oncology, critical care and other patient supportive care arenas.

2014 was a year of substantial achievement for the company. We set the stage for transformational change as we transitioned into a commercial company with an approved product in Europe.

Specifically, CorMedix achieved the following important business and clinical milestones during 2014:

●	Launched Neutrolin in Europe and the Middle East
●	Initiated important post marketing surveillance study to monitor Neutrolin in selected dialysis centers in Germany
●	Filed formal legal action in Germany to protect Neutrolin intellectual property
●	Filed and received approval by the FDA of a U.S. investigational new drug application, or IND, to study Neutrolin for the treatment of hemodialysis patients with a central venous catheter
●	Filed and received approval by the FDA of a Phase 3 pivotal hemodialysis clinical trial protocol
●	Filed and received approval of Neutrolin label expansion in the European Union to include intensive care units, critical care units, oncology and total parenteral nutrition in addition to hemodialysis
●
Appointed three new independent members to the CorMedix board who bring substantial commercial, international and executive management experience: Cora Tellez, Chairman, Taunia Markvicka, and Mike George

●	Established a full time executive management team: Chief Executive Officer, Randy Milby, Chief Scientific Officer, Antony Pfaffle M.D., and Chief Financial Officer, Harry O’Grady.
●	Added staffing expertise in global commercial operations, business development, regulatory, supply chain and clinical affairs

745 Route 202-206, Suite 303, Bridgewater, NJ 08807
Tel:  (908) 517-9500 • Fax:  (908) 429-4307
www.cormedix.com

We believe we are now well positioned to pursue additional opportunities in 2015, which could be another pivotal year for CorMedix as we look to achieve the following targets:

●	Gain FDA response to Fast Track designation for Neutrolin for the treatment of hemodialysis patients with a central venous catheter
●	Advance patent infringement proceedings in Germany
●	Receive FDA response to our request for Neutrolin to be designated a qualified infectious disease product, or QIPD, for the treatment of hemodialysis patients with a central venous catheter
●	Gather health economics data in hemodialysis, and intensive care units
●	Complete Neutrolin Usage Monitoring Program in Hemodialysis
●	Initiate Neutrolin Usage Monitoring Program in Oncology
●	Seek FDA approval to initiate a second Phase 3 trial which targets oncology, total parenteral nutrition and intensive care units
●	Complete additional distribution and marketing collaborations in Asia, Europe, the Middle East and Latin America
●	Achieve sales growth in core commercial markets
●	Initiate our planned Phase 3 clinical trial in the U.S. for Neutrolin in patients with a central venous catheter

About CorMedix Inc.

CorMedix Inc. is a specialty pharmaceutical company whose foundational technology prevents infection and clotting that commonly occurs with the use of chronic central venous catheters (CVCs). Its first commercial product in Europe, Neutrolin®, is a novel formulation that protects CVCs against both of these contributing causes of central line–associated bloodstream infections (CLABSIs). CLABSIs account for about 33,000 U.S. deaths each year at an estimated annual cost of more than $1 billion.

In the U.S., CorMedix has received IND approval from the FDA to proceed with a pivotal Phase 3 multi-center clinical trial for Neutrolin in hemodialysis patients with CVCs. The product also is being used in Europe to treat patients receiving chemotherapy, chronic antibiotic therapy, total parenteral nutrition, intensive care and other IV medications. CorMedix is currently exploring the means to fund the Phase 3 trial, as well as global expansion of Neutrolin, including its preliminary distribution agreements for Neutrolin in Oman, Yemen, Saudi Arabia and Kuwait. Please see the company's website at www.cormedix.com for additional information.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: acceptance and end sales of Neutrolin in any market; obtaining any requested FDA designation for CorMedix’s product candidates; market acceptance of Neutrolin for any approved use; the cost, timing and results of  the planned Phase 3 trial for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

745 Route 202-206, Suite 303, Bridgewater, NJ 08807
Tel:  (908) 517-9500 • Fax:  (908) 429-4307
www.cormedix.com